SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
(Amendment No.      )

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Cincinnati Financial Corporation

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

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[Cincinnati Financial Corporation Letterhead]

March 7, 2001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will be held at 9:30 a.m. on Saturday, April 7, 2001, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting will include:

      1. Electing one director for a term of one year and five directors for terms of three years; and

      2. Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 9, 2001, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, you can ensure that your shares will be voted as you want by completing, signing and mailing the enclosed form of proxy. Your interest and participation in the affairs of the Corporation are appreciated.

/s/ Kenneth W. Stecher

Kenneth W. Stecher
Secretary

PROXY STATEMENT

CINCINNATI FINANCIAL CORPORATION
P.O. Box 145496, Cincinnati, Ohio 45250-5496

GENERAL

The enclosed proxy is solicited by the Board of Directors of Cincinnati Financial Corporation (the “Corporation”) for use at the Annual Meeting of Shareholders to be held at 9:30 a.m., Saturday, April 7, 2001, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The proxy and this statement are being distributed to shareholders on March 7, 2001. The Annual Report for the fiscal year ended December 31, 2000, is also enclosed. Any shareholder giving a proxy may revoke it at any time before it is voted, by a later proxy received by the Corporation or by giving notice of revocation to the Corporation in writing or in open meeting or by voting the shares personally.

Only the holders of common stock of the Corporation of record at the close of business on February 9, 2001, are entitled to vote at the meeting. Each share of common stock entitles the holder thereof to one vote. As of February 1, 2001, there were 160,909,370 shares outstanding. A majority of such holders present in person or by proxy is necessary for a quorum. The failure by a broker to return a proxy card will result in the shares covered by the proxy not being counted towards a quorum. As stated in the notice of meeting, an election will be held to fill the six vacancies which will occur on the Board of Directors of the Corporation. A simple majority of votes cast is required to elect directors and an abstention or broker non-vote will not be the equivalent of a negative vote.

Votes cast by proxy will be tabulated prior to the meeting by the holders of the proxies. Inspectors of election, duly appointed by the presiding officer of the meeting in accordance with the provisions of Ohio law, will count the votes and announce the results at the meeting. The Proxy Committee reserves the right not to vote any proxies which are altered in a manner not intended by the instructions contained in the proxy.

PRINCIPAL SHAREHOLDERS

The following table lists the persons who, to the best of the Corporation’s knowledge, are “beneficial owners” (as defined in Regulations of the SEC) of more than 5% of the outstanding shares of the Corporation’s common stock at December 31, 2000.

Name and Address Of	Shares Bene-	Percent of
Beneficial Owner	ficially Owned	Common Stock

John J. Schiff, Jr.	11,241,114	6.97

Cincinnati Financial Corporation

P.O. Box 145496

Cincinnati, Ohio 45250-5496

Thomas R. Schiff	9,635,677	5.97

John J. & Thomas R. Schiff & Co., Inc.

P.O. Box 145496

Cincinnati, Ohio 45250-5496

Robert C. Schiff	9,277,120	5.75

250 Central Trust Building

309 Vine Street

Cincinnati, Ohio 45202

NOMINEES FOR ELECTION OF DIRECTORS

The Board of Directors of the Corporation is divided into three classes, and each year the Directors in one class are elected to serve terms of three years. The term of office of five of the directors will expire at the Annual Meeting. William R. Johnson has informed the Board that he does not wish to stand for reelection, and John M. Shepherd will be nominated to fill the resulting vacancy. Michael Brown, John E. Field, Robert C. Schiff and Alan R. Weiler, all of whom are presently serving as Directors, have agreed to stand for reelection, and it is intended that votes will be cast to elect all five nominees as directors to serve for terms of three years.

In addition, the Board of Directors voted at its meeting on February 3, 2001, to expand the size of the Board by increasing the class of directors whose terms end at the Corporation’s annual meeting in 2002 from four to five directors. W. Rodney McMullen has agreed to be nominated for a term of one year to fill the resulting vacancy.

The Board of Directors has been informed that all of the nominees will accept nomination. In the event, however, that any nominee should refuse or be unable to accept the nomination, it is intended that the persons acting under the proxies will vote for the election of such person or persons as the Board of Directors may recommend.

INFORMATION REGARDING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to each nominee for election to the office of director, each of the current directors whose term does not expire at this time and each of the executive officers of the Corporation.

	Office, Principal	Shares		Percent	Director or
	Occupation during Past	Beneficially		of	Executive
	Five Years & Other	Owned As of		Common	Officer
Name and Age	Directorships	February 1, 2001		Stock	Since

Nominee for Director for Term Ending 2002

W. Rodney McMullen (40)	Executive Vice President, Strategy, Planning
And Finance (since 2000) and Chief Financial

	Officer (1995-2000), The Kroger Co.	—		—	—

Nominees for Director for Term Ending 2004

Michael Brown (65)	President & Gen’l Mgr., Cincinnati

Bengals, Inc. (professional football

	team)(1)	225,961		0.14	1980

John E. Field (67)	Chairman & Agent, Wallace & Turner, Inc.

(insurance agency); Director, Western Ohio

	Financial Corp.(1)	184,454	(7)(8)	0.11	1995

Robert C. Schiff (77)	Chairman, Schiff, Kreidler-Shell, Inc.

	(insurance agency)	9,277,120	(4)(5)	5.75	1968

John M. Shepherd (65)	Chairman and Chief Exec. Officer,

The Shepherd Chemical Co.;

Secretary of The Shepherd Color Co.

	(pigment manufacturing co.)	3,000		0.00	—

Alan R. Weiler (67)	President, Chief Exec. Officer & Agent,

Archer-Meek-Weiler Agency, Inc. (insurance

agency); Director, Glimcher Realty Trust and

	Commerce National Bank of Columbus(1)	39,713	(6)(10)	0.02	1992

Continuing Directors Whose Terms Expire in 2002

James G. Miller (63)	Chief Investment Officer, Senior Vice

	President, Cincinnati Financial Corp. and

	Cincinnati Ins. Co., a subsidiary

	of the Corporation	529,153	(6)	0.33	1996

Thomas R. Schiff (53)	Chairman of the Board, Chief Exec.

	Officer & Agent (President until

	December 1996), John J. & Thomas R.

	Schiff & Co., Inc. (insurance agency)	9,636,685	(2)(3)(6)	5.97	1975
Frank J. Schultheis (61)	President, Director & Agent,

	Schultheis Insurance Agency, Inc.(1)	12,367	(6)	0.01	1995

Larry R. Webb (45)	President, Director & Agent, Webb

	Insurance Agency, Inc.	282,929	(11)	0.18	1979

Continuing Directors Whose Terms Expire 2003

William F. Bahl (49)	President, Bahl & Gaynor, Inc.

	(investment advisors)	181,671	(9)	0.11	1995

James E. Benoski (63)	Chief Insurance Officer (since 1999) and

	Senior Vice President, Cincinnati Ins. Co.,

	a subsidiary of the Corporation	144,628	(6)	0.09	2000

Kenneth C. Lichtendahl (52)	President & Chief Exec. Officer, Tradewinds

	Beverage Company, Inc.; President & Chief

	Executive Officer, Hudepohl-Schoenling

	Brewing Co., Inc. until 1999; Director, Glenway

	Financial Corp.	10,271		0.01	1988

John J. Schiff, Jr. (57)	Chairman of the Board and (since April 1999)

	President & Chief Executive Officer, Cincinnati

	Financial Corp. and Cincinnati Insurance Co.;

	Chief Operating Officer, Cincinnati Financial

	Corp. and Cincinnati Ins. Co. 1998-1999;

	Agent until December 1996 of John J. &

	Thomas R. Schiff & Co., Inc. (insurance agency);

	Director, Fifth Third Bancorp, Standard

	Register Co., and CINergy Corp.(1)	11,222,452	(2)(3)(6)	6.96	1968

E. Anthony Woods (60)	President & Chief Exec. Officer,

	Deaconess Associates, Inc.. (health care)	6,000		—	1998

Non-Director Executive Officers

Larry R. Plum (54)	Senior Vice President, Cincinnati Ins. Co.,

	President, Cincinnati Casualty Co.,

	subsidiaries of the Corporation	161,755	(6)	0.10	1988

Urban G. Neville (62)	Senior Vice President, Cincinnati Ins. Co.,

	a subsidiary of the Corporation	133,821	(6)	0.08	1991

Jacob F. Scherer, Jr. (48)	Senior Vice President, Cincinnati Ins. Co.,

	a subsidiary of the Corporation	127,151	(6)	0.08	1995

Kenneth W. Stecher (54)	Chief Financial Officer, Senior Vice President,

	Secretary & Treasurer,

	Cincinnati Financial Corporation	108,577	(6)	0.07	1999

Timothy L. Timmel (52)	Senior Vice President, Cincinnati Ins. Co.,

	a subsidiary of the Corporation	146,419	(6)	0.09	1997

All Directors, Nominees and Executive Officers As A Group

(20 Persons), Including Shares Listed Above	25,671,958	15.92

1)	Also a member of the Executive Committee of the Corporation.

2)	Includes 404,601 shares owned of record by a trust, 1,881,375 shares owned of record by the John J. and Mary R. Schiff Foundation and 4,279,090 shares owned of record including 184,534 shares available from conversion of debenture by the John J. Schiff Charitable Lead Trust, the trustees of all of which are John J. Schiff, Jr., Thomas R. Schiff and Suzanne S. Reid, who share voting and investment power equally.

3)	Includes 97,221 shares owned of record by the John J. & Thomas R. Schiff & Co., Inc. pension plan, the trustees of which are John J. Schiff, Jr. and Thomas R. Schiff, who share voting and investment power; and 99,882 shares owned by John J. & Thomas R. Schiff & Co., Inc., of which John J. Schiff, Jr. and Thomas R. Schiff are principal owners.

4)	Includes 227,324 shares owned of record by Schiff, Kreidler-Shell, Inc., of which Robert C. Schiff is a minority owner.

5)	Includes 754,161 shares owned of record by a trust, the trustees of which are Robert C. Schiff and Adele R. Schiff, who share voting and investment power.

6)	Includes shares available within 60 days from exercise of stock options or conversion of debentures in the amount of 37,122 shares for Mr. Benoski; 87,327 shares for Mr. Miller; 32,950 shares for Mr. Neville; 70,737 shares for Mr. Plum; 84,705 shares for Mr. Scherer, Jr., 547,318 shares for Mr. J. Schiff, Jr.; 228,227 shares for Mr. T. Schiff; 1,344 shares for Mr. Schultheis; 34,695 shares for Mr. Stecher; and 79,746 shares for Mr. Timmel.

7)	Includes 4,463 shares owned of record by Wallace & Turner, Inc., of which John E. Field is Chairman.

8)	Includes 34,670 shares owned of record by a trust, the trustee of which is John E. Field, and 13,896 shares owned of record by a trust, the trustee of which is Alice A. Field, wife of John E. Field; and 130,938 shares owned of record by a limited partnership of which John E. Field is a general partner.

9)	Includes 545 shares owned of record by Bahl & Gaynor, Inc. of which William F. Bahl is president and principal owner.

10)	Includes 6,722 shares available within 60 days from conversion of debentures owned of record by Archer-Meek-Weiler Agency, Inc., of which Alan R. Weiler is Chairman and a principal owner.

11)	Includes 168,941 shares owned of record by a limited partnership of which Larry R. Webb is a general partner.

Officers are elected at the annual meetings of the Boards of Directors of the Corporation and its subsidiaries for terms of one year.

Each of the executive officers, each of the nominees and each of the directors whose term does not expire has served as an officer or director continuously since first elected to that position. John J. Schiff, Jr. and Thomas R. Schiff are brothers and nephews of Robert C. Schiff.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Corporation met six times and the Executive Committee of the Board met five times during the previous fiscal year. In addition, the Board of Directors has standing Audit, Compensation and Nominating Committees.

The Nominating Committee was composed of John J. Schiff, Jr., Michael Brown and Jackson H. Randolph, and the members of that Committee met once during the last year. The Nominating Committee recommends qualified candidates for election as officers and directors of the Corporation and its subsidiary companies, including the slate of directors which the Board proposes for election by the shareholders at the Annual Meeting. Shareholders wishing to suggest candidates for director for consideration by the Nominating Committee should write to the Secretary of the Corporation, giving the candidate’s name, biographical data and qualifications. Such information must be received by November 30 of each year to be considered for the Annual Meeting held in the following year.

The Audit Committee was composed of Kenneth C. Lichtendahl, Jackson H. Randolph and E. Anthony Woods and the members of that Committee met five times during the last year. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers. The functions of the Committee are set forth in the Committee’s written charter which was adopted by the Board of Directors, a copy of which is included as an Appendix to this Proxy Statement. The report of the Audit Committee begins on Page 10.

The Compensation Committee is composed of Michael Brown, Kenneth C. Lichtendahl and William F. Bahl, and the members of that Committee met two times during the last fiscal year. The function of the Committee is to set compensation for the principal executive officers and the internal auditor of the Corporation and to administer the Corporation’s stock option and performance-based compensation plans. The report of the Compensation Committee begins on Page 9.

All directors attended at least 75% of the Board and Committee meetings they were required to attend.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, executive officers and 10% shareholders of the Corporation are required to report their beneficial ownership of the Corporation’s stock according to Section 16 of the Exchange Act of 1934.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, for the calendar year 2000, all filing requirements applicable to its directors and executive officers were complied with except as follows. In a Form 4 filed for March of 2000, Robert C. Schiff failed to reflect that he no longer exercised investment control of the securities held by Schiff, Kreidler-Shell and its pension plan. Amended Form 4 filings were made to reflect this change of status. Form 4 filings for John J. Schiff, Jr. and Thomas R. Schiff failed to indicate the distribution of shares by a decedent’s estate to a trust of which they were trustees. The distribution was subsequently reported on an Amended Form 4.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Nonemployee directors of the Corporation were paid a fee of $4,500 per meeting for attendance at directors’ meetings and $1,500 per meeting for attendance at Committee meetings of the Board and the Corporation’s subsidiaries, with fees for all meetings in any one day not to exceed $6,000. They were also reimbursed for actual travel expenses incurred in attending meetings.

Executive Compensation Summary

The following table summarizes the compensation of the Corporation’s chief executive officer and the four most highly compensated executive officers for each of the Corporation’s last three years.

Summary Compensation Table (1)
		Annual		Long-Term
		Compensation		Compensation
Name and				Options
Principal	Year	Salary	Bonus	(# Awarded
Position		($)	($)	Shares)(2)

John J. Schiff, Jr.	2000	486,776	-0-	50,000

President & Chief Executive Officer	1999	505,498	-0-	105,000

The Cincinnati Insurance Company	1998	469,494	199,606	115,000

James E. Benoski	2000	291,182	83,366	50,000

Chief Insurance Officer,	1999	122,041	83,349	5,000

The Cincinnati Insurance Company	1998	119,012	69,368	3,000

James G. Miller	2000	271,057	197,706	15,000

Chief Investment Officer,	1999	257,252	197,689	15,000

The Cincinnati Insurance Company	1998	221,925	164,818	40,000

Urban G. Neville	2000	283,229	115,566	15,000

Senior Vice President	1999	268,805	115,549	15,000

The Cincinnati Insurance Company	1998	231,966	96,368	9,000

Jacob F. Scherer, Jr.	2000	248,929	120,366	15,000

Senior Vice President	1999	236,252	120,349	15,000

The Cincinnati Insurance Company	1998	201,925	100,368	25,000

1)	Pursuant to SEC rules, the column “Other Annual Compensation” was omitted because, in all cases, the amounts were less than the minimum required to be reported.

2)	Options granted prior to April 24, 1998, have been adjusted to reflect the three-for-one stock split paid on May 15, 1998.

Stock Option Plans

The following table contains information concerning grants of options to purchase the Corporation’s common stock which were made to each of the named executive officers in 2000.

Option Grants in Last Fiscal Year
					Potential Realizable
					Value at Assumed
					Annual Rates of
		% of Total			Stock Price
		Options			Appreciation for
	Options	Granted to	Exercise		Option Term (3)
	Granted	Employees	Price	Expiration
Name	(# Shares) (1)	in 2000	$/Sh. (2)	Date	5% ($)	10% ($)

John J. Schiff, Jr.	50,000	3.86%	$29.72	01/25/10	934,694	2,368,684

James E. Benoski	50,000	3.86%	29.72	01/25/10	934,694	2,368,684

James G. Miller	15,000	1.16%	29.72	01/25/10	280,408	710,605

Urban G. Neville	15,000	1.16%	29.72	01/25/10	280,408	710,605

Jacob F. Scherer, Jr.	15,000	1.16%	29.72	01/25/10	280,408	710,605

1)	Options were granted January 25, 2000. One third of each option becomes exercisable on the first anniversary of grant in 2001, an additional one third on the second anniversary in 2002 and the remainder on the third anniversary in 2003, so long as employment continues with the Corporation or its subsidiaries. There are no stock appreciation rights, performance units or other instruments granted in tandem with these options, nor are there any re-load provisions, tax reimbursement features or performance-based conditions to exercisability.

2)	The option exercise price is 100% of the Nasdaq National Market’s closing price for the Corporation’s stock on the day prior to date of grant.

3)	The assumed annual rates of stock price appreciation are prescribed in the proxy rules of the SEC and should not be construed as a forecast of future appreciation in the market price for the Corporation’s common stock.

The following table contains information for each of the named executive officers concerning the exercise of options during 2000 and the value of unexercised options at year-end for the Corporation’s common stock.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

					Value of
			Number of		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
	Shares		12/31/00		12/31/00
	Acquired on	Value	Exercisable (E)/		Exercisable (E)/
	Exercise	Realized	Unexercisable (U)		Unexercisable (U)
Name	(# Shares)	($)	(# Shares)		($)

John J. Schiff, Jr.	303,990	3,449,022	E	141,666	E	743,029

			U	158,334	U	926,330

James E. Benoski	2,420	30,789	E	13,427	E	127,571

			U	56,333	U	520,908

James G. Miller	12,086	220,570	E	60,605	E	588,213

			U	38,334	U	226,638

Urban G. Neville	1,100	20,075	E	20,950	E	225,364

			U	28,000	U	213,218

Jacob F. Scherer, Jr.	-0-	-0-	E	69,705	E	1,076,600

			U	33,334	U	226,638

Pension Plan

The following table sets forth the estimated annual benefits payable from the Corporation’s qualified noncontributory pension plan under various assumptions as to the employee’s compensation level and years of service.

Qualified Pension Plan Table
Years of Service on December 31, 2000

Average
Annual Earnings	15	20	25	30	35	40

$200,000	$20,790	$30,030	$39,270	$48,510	$57,750	$66,990

150,000	20,250	29,250	38,250	47,250	56,250	65,250

100,000	13,838	19,988	26,138	32,288	38,438	44,588

75,000	12,150	17,550	22,950	28,350	33,750	39,150

50,000	10,463	15,113	19,763	24,413	29,063	33,713

All officers listed in the Summary Compensation Table are participants in the plan. For purposes of computing their retirement benefits under the plan, earnings for any given year are defined by the plan as the base rate of salary in effect on the last day of the plan year, subject to maximum recognizable compensation under Sec. 401(a)(17) of the Internal Revenue Code. This differs from Salary as shown in the Summary Compensation Table. The 2000 annual earnings amount qualifying under the plan for each individual is $170,000. The years of service as of December 31, 2000, under the plan for those individuals are as follows: James E. Benoski, 29 years; James G. Miller, 34 years; Urban G. Neville, 32 years; Jacob F. Scherer, Jr., 17 years; and John J. Schiff, Jr., 14 years.

The normal retirement pension is computed as a single life annuity and is (i) the sum of .0045 per year of the employee’s highest five-year average earnings for the first 15 years of service plus .0135 per year of the employee’s highest five-year average earnings up to $35,000 for the first 15 years of service plus the sum of .006% per year of the employee’s highest five-year average earnings for years 16 through 40 plus .018 of the employee’s five-year average earnings up to $35,000 for years 16 through 40 or (ii) the sum of .009 per year of the employee’s highest five-year average earnings for the first 15 years of service plus .012 per year of the employee’s highest five-year average earnings for years 16 through 40, whichever is greater. Vesting is 100% after five years of service and there are no deductions for Social Security or other offset amounts.

Supplemental Retirement Plan

Effective January 1, 1989, the Corporation adopted a nonqualified, noncontributory Supplemental Retirement Plan for the benefit of thirty-seven higher paid employees whose projected retirement pension was reduced as a result of the amendment to the Corporation’s qualified pension plan. The Supplemental Retirement Plan was designed to replace the pension benefit lost by those employees.

Effective January 1, 2000, the Corporation transferred the accrued benefit amount of each plan member to the qualified retirement plan as an additional special benefit, which will be paid from the qualified plan. As of January 1, 2000, there were 12 employees entitled to a benefit from the Supplemental Retirement Plan. Any additional benefit amounts accrued from the Supplemental Retirement Plan after January 1, 2000, will be paid from the Supplemental Retirement Plan.

The following table illustrates the retirement income payable under the Supplemental Retirement Plan computed as a single life annuity on retirement at age 65 under various assumptions as to the employee’s highest five-year average annual earnings and years of service.

Supplemental Retirement Plan
Years of Service on December 31, 2000
Average
Annual Earnings	15	25	35	45

$750,000	115,517	189,460	264,436	348,997

650,000	96,767	158,216	220,686	292,747

550,000	78,017	126,966	176,936	236,497

450,000	59,217	95,715	133,186	180,247

350,000	40,517	64,466	89,436	123,997

250,000	21,767	33,216	45,686	67,747

150,000	3,557	2,986	3,436	13,237

This plan is integrated with Social Security and a normal retirement pension is the sum of .0075 of the employee’s highest five-year average annual earnings below the integration level plus .0125 of the employee’s highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service. The integration level is equal to the average of the integration levels for the period of the employee’s employment, using wages paid, with a maximum of $6,000 for years beginning prior to 1976 and wages subject to Social Security tax for all years after 1975. The retirement benefit paid pursuant to the Supplemental Plan is the difference between the amount computed by the above formula and the amount payable from the Qualified Plan.

All of the persons listed in the Summary Compensation Table, except J.F. Scherer, are participants in the plan. For purposes of determining benefits, annual earnings are defined as the base rate of salary in effect on the last day of the plan year. This differs from salary under the Summary Compensation Table. The annual earnings for 2000 as defined in the plan and the years of service as of December 31, 2000, for those individuals are as follows: James E. Benoski, $303,450 and 29 years; James G. Miller, $282,977 and 33 years; Urban G. Neville, $295,684 and 32 years; and John J. Schiff, Jr., $486,776 and 14 years.

COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

The members of the Corporation’s Compensation Committee for 2000 were Michael Brown, Kenneth C. Lichtendahl and William F. Bahl. Lawrence H. Rogers II, a former director, served as an advisor to the Committee.

During 2000, Michael Brown was the President and General Manager and a principal shareholder of Cincinnati Bengals, Inc., and John J. Schiff, Jr., Chairman, President and Chief Executive Officer of the Corporation and Chairman of the Corporation’s Board of Directors, was a Director of Cincinnati Bengals, Inc. During the year, the Corporation and its subsidiaries purchased football tickets, club seat and luxury box licenses from Cincinnati Bengals, Inc. for payments totaling $100,135. Mr. Schiff also served on the Compensation Committee of the Board of Directors of CINergy Corp., and Jackson H. Randolph, Chairman of CINergy Corp., served on the Corporation’s Board of Directors.

John J. Schiff, Jr. was also a director and one of the principal owners of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation’s insurance affiliates. Thomas R. Schiff, also a director of the Corporation, was the Chairman of the Board and one of the principal owners of John J. & Thomas R. Schiff & Co., Inc. During the year ended December 31, 2000, John J. & Thomas R. Schiff & Co., Inc. paid $96,958 in rent to CFC Investment Company, one of the Corporation’s subsidiary companies. The Corporation purchased director and officer liability insurance from John J. & Thomas R. Schiff & Co., Inc. for a premium of $72,159, and the Corporation’s insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc. commission of $3,092,941. Those commissions were paid at the same commission rates, pursuant to the same agent’s contract with the Corporation’s insurance affiliates, as paid to other agents of those companies.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board is charged with the duty of determining the compensation of the Corporation’s internal auditor and its principal executive officers. It also administers and grants options under the Corporation’s stock option plans and administers the Corporation’s Incentive Compensation Plan, including granting performance bonuses to senior management.

It is the goal of the Committee to:

•	Attract and retain quality executives;

•	Provide compensation competitive with other similar companies;

•	Reinforce the attainment of the Corporation’s performance objectives;

•	Align the interests of executives with those of the Corporation’s shareholders; and

•	Encourage executives to acquire and retain the Corporation’s stock.

A portion of total compensation is paid in the form of an annual salary in an amount which we feel is sufficient to be competitive with salaries paid by other property and casualty and multiline insurance companies which constitute the Corporation’s most direct competitors for executive talent. Executive salaries are reviewed annually. In determining salary levels, we consider changes in general economic conditions, including inflation and changes in compensation paid by the Corporation’s peers. We also seek input from the Corporation’s chief executive officer in setting salaries for executives other than the CEO.

The year 2000 salaries contained in the Summary Compensation Table were established in October of 1999. Available information at that time regarding compensation paid by the Corporation’s peers was for the calendar year 1998. The 1999 salary of John J. Schiff, Jr., the Corporation’s President and Chief Executive Officer, was approximately equal to the mean for 1997 CEO salaries of the Corporation’s peers. While we felt Mr. Schiff’s salary should have been increased significantly, at Mr. Schiff’s request, no salary adjustment was made.

A second component of compensation is paid in the form of a bonus, which is influenced by the Corporation’s performance during the year. Performance is measured not only by profit, which is directly affected by the impact of weather on the profits of the Corporation’s property casualty insurance subsidiaries, but by a review of factors such as stock price, premium volume, total expenses, combined ratios of the insurance subsidiaries and ratings issued by national rating agencies, including A. M. Best Company. Bonuses are established at the end of each year but do not reflect the application of any precise formula to the performance indicators listed. Because of the impact that weather has on the financial indicators reviewed, we do not feel that the application of a mechanical system of determining bonuses is appropriate; therefore, the setting of bonuses is a subjective process, not totally dependent on the objective criteria listed.

The Committee met in October of 2000 to determine year-end bonuses for executives, including Mr. Schiff, President and Chief Executive Officer. We reviewed an analysis of the total salary and bonus paid to executives from 1995 through 1999. We also reviewed corporate performance for the first three quarters of 2000. While we felt that results for the year merited a significant bonus, at his request, no bonus was paid to Mr. Schiff.

The third component of compensation is awarded through the grant of stock options. We consider options to be an integral part of total compensation. In addition, options are the primary mechanism for encouraging the ownership of the Corporation’s shares, aligning the interests of executives with those of shareholders and for providing long-term rewards to employees for overall corporate performance. In granting options to executives, we intend not only to reward executives for services to the Corporation but to provide incentive for individual option holders to remain in the employ of the Corporation. Executives are reviewed for stock option grants each year. In determining the options to be granted, we review grants by the Corporation’s peers with the objective of providing the opportunity for competitive long-term compensation.

In January 2000, Mr. Schiff received options for 50,000 shares of the Corporation’s stock. The value of those grants, employing SEC evaluation procedures, was approximately 38% of the mean value of grants made by the Corporation’s competitors to their chief executive officers during 1998.

The Internal Revenue Service has limited the deductibility of compensation paid to the Corporation’s chief executive officer and the four other most highly compensated executive officers to one million dollars each, unless that compensation is paid pursuant to a performance-based compensation plan meeting IRS requirements. Income resulting from the grant of bonuses under the Corporation’s Incentive Compensation Plan and the exercise of options under the Corporation’s Stock Option Plans qualifies as performance-based compensation under these requirements.

Submitted by the Compensation Committee
Michael Brown, Kenneth C. Lichtendahl and William F. Bahl

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three independent directors of the Board. The Audit Committee Charter provides that the general function of the Committee is to review with the Corporation’s independent accountant the nature and results of the Corporation’s audit engagement; to review the scope and results of the Corporation’s internal auditing procedures; to review the adequacy of the Corporation’s system of internal accounting controls; and to recommend to the full Board the retention of the Corporation’s independent accountants.

We have reviewed and discussed with management the Corporation’s audited financial statements as of and for the fiscal year ended December 31, 2000.

We also discussed with the Corporation’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received the written disclosures and the letter from the Corporation’s independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the independent auditors their independence from the Corporation and its management.

Based on these reviews and discussions, we recommended to the Board of Directors of the Corporation that the audited financial statements referred to above be included in the Corporation’s Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Kenneth C. Lichtendahl, E. Anthony Woods and William F. Bahl

FINANCIAL PERFORMANCE

The graph below summarizes the cumulative total shareholder return on the Corporation’s common stock compared with the Standard & Poor’s 500 Index and the Standard & Poor’s Property-Casualty Index.

Total Return Analysis
CFC vs. Market Indices
December 31 Totals

	Cincinnati	S&P 500	S&P Property
Date	Financial	Index	Casualty
2000	210	230	181

1999	162	253	115

1998	186	210	158

1997	234	163	173

1996	107	123	122

1995	100	100	100

OTHER TRANSACTIONS

John E. Field is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and a principal owner and Chairman of Wallace & Turner, Inc., an insurance agency which represents a number of insurance companies, including the Corporation’s insurance affiliates. During the year ending December 31, 2000, the Corporation’s insurance affiliates paid Wallace & Turner, Inc., commissions of $1,041,757. Wallace & Turner, Inc. also participated in the Premium Incentive Loan Program made available to agents of the Corporation’s insurance affiliates. During that period, Wallace & Turner, Inc. had a secured loan from CFC Investment Company, one of the Corporation’s affiliated companies, in the principal amount of $124,854 at 8.75% interest. At December 31, 2000, the principal balance of the loan had been reduced to $85,412.

Robert C. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Life Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. Mr. Schiff is chairman and a minority owner of Schiff, Kreidler-Shell, Inc., an insurance agency which represents a number of insurance companies, including the Corporation’s insurance affiliates. During the year ending December 31, 2000, the Corporation’s insurance affiliates paid Schiff, Kreidler-Shell, Inc., commissions of $4,127,070.

John J. Schiff, Jr. is chairman of the Board, president, chief executive officer and a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and chief executive officer and a director of The Cincinnati Casualty Company, The Cincinnati Life Insurance Company and CFC Investment Company. Thomas R. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. John J. Schiff, Jr. and Thomas R. Schiff are principal owners and Thomas R. Schiff is Chairman of the Board and a director of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation’s insurance affiliates. During the year ended December 31, 2000, John J. & Thomas R. Schiff & Co., Inc. paid $96,958 in rent to CFC Investment Company, one of the Corporation’s subsidiary companies. The Corporation purchased director and officer liability insurance from John J. & Thomas R. Schiff & Co., Inc. for a premium of $72,159 and the Corporation’s insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc. commissions of $3,092,941.

Larry R. Webb is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and is President and a principal owner of Webb Insurance Agency, Inc., an insurance agency which represents a number of insurance companies including the Corporation’s insurance affiliates. During the year ended December 31, 2000, the Corporation’s insurance affiliates paid Webb Insurance Agency, Inc., commissions of $820,054.

Alan R. Weiler is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and is President and a principal owner of Archer-Meek-Weiler Agency, Inc., an insurance agency which represents a number of insurance companies, including the Corporation’s insurance affiliates. During the year ended December 31, 2000, the Corporation’s insurance affiliates paid Archer-Meek-Weiler Agency, Inc., commissions of $2,211,392.

Frank J. Schultheis is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company. Mr. Schultheis is a principal owner and President of Schultheis Insurance Agency, Inc., and a principal owner and Secretary of Hoosierland Insurance Agency, Inc. and Salem Insurance Agency, Inc., all of which are insurance agencies which represent a number of insurance companies including the Corporation’s insurance affiliates. During the year ended December 31, 2000, the Corporation’s insurance affiliates paid those agencies $2,438,857, $279,385 and $703,882, respectively.

During that period, the Schultheis Insurance Agency, Inc. had four automobile finance leases with CFC Investment Company in an aggregate principal amount of $124,510 at an interest rate of 9.5%. The principal balance of these finance leases had been reduced to $51,790 at December 31, 2000.

In addition, on January 25, 1995, Salem Insurance Agency, Inc. purchased the assets of an insurance agency owned by CFC Investment Company, one of the Corporation’s affiliated companies, for consideration totalling $2,290,730. On December 20, 1995, a partnership in which Mr. Schultheis is a 25% partner, purchased the real estate occupied by the agency for the amount of $300,000. The selling price for the agency assets was determined by management of the Corporation, based upon an appraisal of the asset by a professional appraiser. The price for the real estate was determined through an appraisal obtained from an independent source. As part of the payment of the purchase price for the assets of the insurance agency, Salem Insurance Agency, Inc. executed two promissory notes to CFC Investment Company totalling $1,850,000 and which bear interest at the prime rate of interest. By December 31, 2000, the principal balance of those notes had been reduced to $906,608. The agency also had an automobile and equipment finance lease with CFC Investment Company in the principal amount of $83,500 at interest rates ranging from 9% to 10%, which had been reduced to $75,666 by December 31, 2000.

The Hoosierland Insurance Agency, Inc. also participated in the Premium Incentive Loan Program and had a secured loan from CFC Investment Company in the principal amount of $109,000 at 9% interest. At December 31, 2000, the principal balance of the loan had been reduced to $103,157.

The foregoing agencies are paid at the same commission rates and have the same agent’s contract with the Corporation’s insurance affiliates as other agents of those companies in similar geographic areas. Each of the aforementioned agencies has employees and solicitors who are not directors or executive officers of the Corporation’s insurance affiliates. Participation in the Premium Incentive Loan Program is offered as a production incentive and automobile finance leases are made in the ordinary course of business to credit-worthy agencies of the Corporation’s insurance affiliates. The loans and leases to the foregoing agencies were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and leases to other agencies.

INDEPENDENT PUBLIC ACCOUNTANTS

As has been the Corporation’s practice, independent auditors for the current year will not be selected by the Board of Directors prior to the Annual Meeting of Shareholders.

Representatives from Deloitte & Touche LLP, which served as the Corporation’s independent auditors for the last calendar year, will be present at the meeting and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

PRINCIPAL ACCOUNTING FIRM FEES

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for that fiscal year were $700,000.

Financial Information Systems Design and Implementation Fees

No fees were billed for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

The aggregate fees billed by Deloitte & Touche LLP, for services rendered to the Corporation for the fiscal year ended December 31, 2000, other than the services described above, were $1,136,739.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Corporation. The Corporation has requested banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and the Corporation has agreed to reimburse the reasonable out-of-pocket expenses incurred in connection therewith. In addition to solicitations by mail, regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone.

SHAREHOLDER PROPOSALS

The Corporation has not received any shareholder proposals to be presented at the 2001 Annual Meeting of Shareholders. Any shareholder who wishes a proposal to be considered for presentation at the 2002 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496, on or before November 1, 2001.

OTHER BUSINESS

Management does not know of any other matter or business which may be brought before the meeting; but if any other matter or business comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/s/ Kenneth W. Stecher
Kenneth W. Stecher
Secretary

March 7, 2001

APPENDIX

AUDIT COMMITTEE CHARTER

For
Cincinnati Financial Corporation

Role and Independence

The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and such other duties as directed by the board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with their individual exercise of independent judgment. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors and management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. This charter shall be reviewed and updated annually.

Responsibilities

The audit committee’s primary responsibilities include:

•	Primary input into the recommendation to the board for the selection and retention of the independent accountant who audits the financial statements of the corporation. In so doing, the committee will discuss and consider the auditor’s written affirmation that the auditor is in fact independent, will discuss the nature and rigor of the audit process, receive and review all reports and will provide to the independent accountant full access to the committee (and the board) to report on any and all matters appropriate.

•	Provision of guidance and oversight to the internal audit function of the corporation, including review of the organization, plans and results of such activity.

•	Review of financial statements with management and the independent auditor. It is anticipated that these discussions will include quality of earnings review of reserves and accruals, reconsideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate.

•	Discussion with management and the auditors of the quality and adequacy of the company’s internal controls.

•	Discussion with management of the status of pending litigation, taxation matters and other areas of oversight of the legal and compliance area as may be appropriate.

•	Reporting on audit committee activities to the full board.

Account #
Number of Shares*

PROXY

CINCINNATI FINANCIAL CORPORATION
P.O. Box 145496, Cincinnati, Ohio, 45250-5496

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints John J. Schiff, Jr., Kenneth W. Stecher, and James G. Miller, or any one of them, with power of substitution, as Proxies, and hereby authorizes them to represent and to vote, as designated below, all the shares of Cincinnati Financial Corporation held of record on February 9, 2001, at the Annual Meeting of Shareholders to be held on April 7, 2001, or any adjournment thereof.

1.	ELECTION OF DIRECTORS	[ ]	FOR all nominees listed	[ ]	WITHHOLD AUTHORITY
			below (except as specified		to vote for all nominees
			to the contrary below)		listed below

(1) Michael Brown, (2) John E. Field, (3) Robert C. Schiff, (4) John M. Shepherd and (5) Alan R. Weiler for terms of three years and (6) W. Rodney McMullen for a term of one year.

Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.

2. At their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is given, this Proxy will be voted for all nominees listed.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date, and return the Proxy promptly using the enclosed envelope.

____________________________	______________________________	_______________, 2001

Signature	Signature if held jointly	DATED

•	Number of shares includes those held in your name directly and those in your dividend reinvestment account, if applicable.